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For more information please contact:
WRP CORPORATION
Alan E. Zeffer, Chief Financial Officer
Ph:  630.285.9191

GAVIN ANDERSON & COMPANY
Gregory Pettit, Director
Ph:  212.515.1985
Fax: 212.515.1959

FOR IMMEDIATE RELEASE


                   WRP CORPORATION ANNOUNCES MEDICAL PRODUCTS
             TRANSITION SERVICES AGREEMENT WITH MAXXIM MEDICAL, INC.


ITASCA, IL, MARCH 1, 2002 - WRP CORPORATION (NASDAQ: WRPC), today announced that its subsidiary, American Health Products Corp (AHPC) has reached a transition services agreement with Maxxim Medical, Inc., (MAXXIM), a supplier and manufacturer of a diversified range of specialty medical products.

Under the Agreement, AHPC will be paid potential transition service fees of up to $375,000 by MAXXIM , for assistance in the successful transition of its medical accounts to MAXXIM. Following the transition, AHPC will primarily focus its resources on four major markets: FoodService, Retail, Industrial and Specialty.

Alan Zeffer, Chief Financial Officer, stated, "This transition agreement is a positive move for both companies. For AHPC, it allows us to narrow our focus on the higher margin, higher-growth markets, while at the same time provides the resources needed to broaden our product line beyond gloves, to include other disposable products used in our markets such as aprons, chef hats, heat-resistant and cut-resistant gloves."

WRP Corporation, headquartered in Itasca, is a top marketer and manufacturer of disposable medical examination, foodservice and retail gloves. The Company's wholly owned subsidiary, American Health Products Corporation, is a leading supplier of branded and private label disposable gloves to the medical, foodservice, dental and retail markets nationwide. The Company is a majority-owned subsidiary of Malaysia-based WRP Asia-Pacific, one of the world's leading integrated manufacturers of latex powder-free disposable gloves.


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MAXXIM Medical, Inc., headquartered in Waltham, MA, is a leading marketer and manufacturer of disposable medical examination and surgical gloves, as well as a diversified range of specialty medical products, which includes custom surgical, procedural tray and vascular devices.

This press release contains forward-looking statements, which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.